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                                                                   Exhibit 10.15

                                 DESCRIPTION OF
                      EPRISE CORPORATION STOCK LOAN PROGRAM
                              Adopted July 14, 1999
               Amended as of October 23, 2000 and January 23, 2001

     Eprise Corporation's Stock Loan Program (the "PROGRAM") is designed to encourage eligible employees of Eprise Corporation to acquire and hold Eprise stock pursuant to the exercise of stock options granted by Eprise. Eligibility for the Program, as determined by the Board of Directors of Eprise, shall extend only to officers of the company (i.e., the president, any vice presidents, the chief executive officer, the chief technology officer and the chief financial officer) ("ELIGIBLE EMPLOYEES" or "BORROWERS").

     Under the Program, Eprise may loan to each Eligible Employee who exercises or wishes to exercise options to acquire Eprise stock an amount up to or equal to the exercise price of the shares of Eprise stock acquired. Disbursement of such loans shall be made directly to Eprise in payment of the option exercise price upon the Borrower's presentation of an option exercise form.

     Eprise may also provide loans to Eligible Employees under the Program for the purpose of funding the Borrower's payment of alternative minimum tax attributable to the exercise of incentive stock options granted by Eprise. Eprise shall make these funds available to the Borrower immediately prior to the filing of the respective Borrower's tax return, subject to production by the Eligible Employee of such documentary support as the Board of Directors or President may require.

     Each participant in the Program shall be required to execute a Loan Agreement, Promissory Note and Pledge Agreement, in the forms attached hereto, before receiving funds for any purpose.


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     Unless specifically permitted by the Board of Directors, the maximum loan amount to any single Eligible Employee under the Program in any given year shall be equal to one-half of such Eligible Employee's annual salary for that year.

     Each loan under the Program must be approved by the Board of Directors.

     Each loan extended to a Borrower under this Program shall be a full recourse loan evidenced by the Promissory Note. The Promissory Note shall bear interest at a rate not less than one percent (1%) above the prime lending rate then reported in the Wall Street Journal or such higher rate as the Board of Directors shall deem advisable. Under the Program, all loans and Promissory Notes shall be secured, pursuant to the Pledge Agreement, by the shares of Eprise stock purchased by the employee with funds advanced by Eprise.

     A Borrower may sell shares of Eprise stock purchased with funds loaned under this Program which are subject to a pledge only with the prior consent of Eprise and only if all proceeds from such sale are first applied to the re-payment of the outstanding principal and interest of the loan. The Borrower may retain the amount of any excess proceeds after full re-payment of the loan.

     Notwithstanding the foregoing, at any time, and from time to time, a Borrower whose pledged shares that are then vested to such Borrower have a then current fair market value, based on the average closing price on the Nasdaq National Market during the 10 trading days preceding such date, in excess of 200% of the outstanding balance on the underlying loan, may by written request to the Company, and without payment of any outstanding amount, request that a portion of the pledged shares be released from the pledge, PROVIDED, HOWEVER, that (i) only shares that are vested to the Borrower may be so released, (ii) no more than that number of vested shares may be released to the Borrower such that the fair market value of those vested shares that remain subject


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to the pledge after such release remains equal to at least 200% of the outstanding balance on the loan, and (iii) such Borrower must within a reasonable amount of time after such release sell all such shares for the express purpose of raising capital necessary to meet present or future tax obligations that arose in connection with (x) the original acquisition by such Borrower of the pledged shares or (y) the sale of such shares. The Board of Directors shall grant any such request unless, in its sole discretion, it determines it to be advisable that shares representing a higher percentage of the loan balance be retained as collateral for the loan.

     The principal amount of any loan made under this Program shall be due and payable no later than sixty (60) months after the date of the loan. Interest on a loan shall be due and payable quarterly. All Borrowers shall make mandatory periodic principal payments by authorizing Eprise to deduct an amount equal to twenty percent (20%) of any after-tax bonus(es) paid to such Borrowers while a loan is outstanding under the Program. Any such deduction shall be applied first to the earliest outstanding loan to that Borrower.

     If a Borrower ceases to be employed by Eprise for any reason, he must repay any outstanding loan under the Program within 90 days of termination.

     Eprise shall hold the stock certificates for the shares purchased with loans under the Program, and the Borrower shall execute such stock powers regarding those stock certificates as Eprise shall reasonably request. The stock certificates shall be delivered to the Borrower upon repayment in full of the loan (or release of shares from the pledge as provided herein).

     Any outstanding loan may from time to time and in accordance with this Program be increased by the advancement of further funds to such Eligible Employee or decreased by the repayment by such Eligible Employee of outstanding balances.


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     This Program may be amended or terminated at any time by Eprise, except with respect to outstanding loans. In addition, to effect the purpose of the Program and/or protect Eprise's interests hereunder, the Board of Directors or the President may impose such other commercially reasonable conditions on the grant or repayment of the loans authorized hereby as they may determine from time to time.

                                     NOTICE

     PARTICIPATION IN THIS PROGRAM HAS RISKS. ALL LOANS MADE UNDER THIS PROGRAM ARE FULL RECOURSE LOANS AND WILL BE REPAYABLE IN FULL BY THE BORROWER FROM HIS OWN FUNDS EVEN IF THE STOCK PURCHASED UNDER THIS PROGRAM DECLINES IN VALUE AND IS WORTH LESS THAN THE AMOUNT OF THE LOAN. THE LOAN WILL ALSO BE PAYABLE IN FULL IF THE BORROWER CEASES TO BE EMPLOYED BY EPRISE.


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